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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 850,000 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the 1995 Employee Share Purchase Plan and 2001 Outside Director Option of SmartForce PLC of our reports dated January 18, 2001 with respect to the consolidated financial statements and schedule of SmartForce PLC included in the Company's Annual Report, as amended, on Form 10-K/A, as amended, for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

ERNST & YOUNG

Dublin, Ireland

November 19, 2001